                                                                               .
                                                                               .
                                                                               .
                                  EXHIBIT 99.1


FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

  ORION REFINING CORPORATION
    Balance Sheets as of June 30, 2003 (unaudited) and December 31, 2002
    Statements of Operations for the Three and Six Months Ended June 30, 2003 and 2002 (unaudited)
    Statements of Cash Flows for the Six Months Ended June 30, 2003 and 2002 (unaudited)
    Notes to Financial Statements

                           ORION REFINING CORPORATION
                                 BALANCE SHEETS
                    (THOUSANDS OF DOLLARS, EXCEPT PAR VALUE)


                                                                                        JUNE 30,          DECEMBER 31,
                                     ASSETS                                               2003                2002
                                                                                      -------------       ------------
                                                                                       (UNAUDITED)
Current assets:
   Cash and cash equivalents ...................................................       $    14,512        $     1,511
   Restricted cash .............................................................             4,562                 --
   Accounts receivable, net of allowance for doubtful
        accounts of $821 at 2003 and 2002 ......................................             4,757              4,179
   Inventories .................................................................           144,637            158,329
   Prepaid expenses and other ..................................................            68,017              6,341
                                                                                       -----------        -----------
            Total current assets ...............................................           236,485            170,360
                                                                                       -----------        -----------

Property and equipment .........................................................           795,127            791,435
Less: accumulated depreciation and amortization ................................           194,241            175,585
                                                                                       -----------        -----------
            Property and equipment, net ........................................           600,886            615,850
                                                                                       -----------        -----------

Other assets, net ..............................................................            39,527             34,916
                                                                                       -----------        -----------
                Total assets ...................................................       $   876,898        $   821,126
                                                                                       ===========        ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Liabilities not subject to compromise:
  Current liabilities:
     Short-term borrowings .....................................................       $    44,898        $        --
     Accounts payable ..........................................................            26,288             48,038
     Product financing agreements ..............................................           154,090            165,761
     Accrued liabilities .......................................................            80,669             70,544
     Current maturities of long-term debt ......................................                --            116,268
                                                                                       -----------        -----------
                Total current liabilities ......................................           305,945            400,611

Liabilities subject to compromise ..............................................         1,247,384                 --
Long-term debt .................................................................                --            919,271
Other liabilities ..............................................................                --              4,078
                                                                                       -----------        -----------
                Total liabilities ..............................................         1,553,329          1,323,960
                                                                                       -----------        -----------

Commitments and contingencies (see Note 8)

Stockholders' equity (deficit):
     Common stock, $.0000001 par value; 10,000,000 shares
       authorized; 4,964,974 shares issued and
       outstanding at 2003 and 2002 ............................................                --                 --
     Additional paid-in capital ................................................         1,709,036          1,709,036
     Accumulated deficit .......................................................        (2,385,467)        (2,211,870)
                                                                                       -----------        -----------
                Total stockholders' equity (deficit) ...........................          (676,431)          (502,834)
                                                                                       -----------        -----------
                Total liabilities and stockholders' equity (deficit) ...........       $   876,898        $   821,126
                                                                                       ===========        ===========


    The accompanying notes are an integral part of the financial statements.

                           ORION REFINING CORPORATION
                            STATEMENTS OF OPERATIONS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                   FOR THE THREE MONTHS                   FOR THE SIX MONTHS
                                                                       ENDED JUNE 30                         ENDED JUNE 30
                                                              ------------------------------        ------------------------------
                                                                 2003               2002               2003               2002
                                                              -----------        -----------        -----------        -----------
Operating revenues ........................................   $   458,747        $   554,016        $ 1,066,673        $   924,052
                                                              -----------        -----------        -----------        -----------

Costs and expenses:
    Cost of products sold and operating expenses ..........       455,954            576,024          1,114,236            935,140
    Depreciation ..........................................        10,478              8,034             18,656             15,954
    General and administrative ............................         8,786             10,200             17,937             17,264
    Reorganization expenses ...............................         3,256                 --              3,256                 --
    Taxes other than income taxes .........................         2,721              1,191              4,355              2,223
                                                              -----------        -----------        -----------        -----------
            Total costs and expenses ......................       481,195            595,449          1,158,440            970,581
                                                              -----------        -----------        -----------        -----------

Operating loss ............................................       (22,448)           (41,433)           (91,767)           (46,529)
                                                              -----------        -----------        -----------        -----------
Other income (expense):
    Interest income .......................................            37                 83                 68                 98
    Interest expense ......................................       (33,989)           (33,219)           (74,674)           (64,652)
    Interest capitalized ..................................            --                798                510              1,354
    Other income ..........................................            47                142                152                157
                                                              -----------        -----------        -----------        -----------
            Total other expense, net ......................       (33,905)           (32,196)           (73,944)           (63,043)
                                                              -----------        -----------        -----------        -----------

            Net loss ......................................   $   (56,353)       $   (73,629)       $  (165,711)       $  (109,572)
                                                              ===========        ===========        ===========        ===========

    The accompanying notes are an integral part of the financial statements.

                           ORION REFINING CORPORATION
                            STATEMENTS OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                                           FOR THE SIX MONTHS
                                                                                             ENDED JUNE 30,
                                                                                       --------------------------
                                                                                          2003             2002
                                                                                       ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss ...................................................................       $(165,711)       $(109,572)
    Adjustments to reconcile net loss to net cash used in operating activities:
         Depreciation ..........................................................          18,656           15,954
         Amortization of discount on long-term debt ............................             744              245
         Amortization of debt issue costs ......................................           2,670            3,136
         Interest paid-in-kind .................................................          58,993           53,088
    Changes in assets and liabilities:
         Accounts receivable ...................................................            (578)            (363)
         Inventories (excluding product financing agreements) ..................           2,021           (7,469)
         Prepaid expenses and other assets .....................................         (67,672)         (12,289)
         Accounts payable ......................................................          53,243            4,575
         Accrued liabilities ...................................................           4,589           31,479
         Other liabilities and other ...........................................          (5,037)         (16,383)
                                                                                       ---------        ---------
           Net cash used in operating activities ...............................         (98,082)         (37,599)
                                                                                       ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures .......................................................          (3,692)         (35,529)
    Other ......................................................................              --               25
                                                                                       ---------        ---------
           Net cash used in investing activities ...............................          (3,692)         (35,504)
                                                                                       ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Issuance of debt ...........................................................         116,804           79,479
    Debt issue costs ...........................................................          (2,029)          (6,498)
    Other ......................................................................              --              (17)
                                                                                       ---------        ---------
           Net cash provided by financing activities ...........................         114,775           72,964
                                                                                       ---------        ---------

Increase (decrease) in cash and cash equivalents ...............................          13,001             (139)
                                                                                       ---------        ---------
Cash and cash equivalents, beginning of period .................................           1,511            3,142
                                                                                       ---------        ---------
Cash and cash equivalents, end of period .......................................       $  14,512        $   3,003
                                                                                       =========        =========

    The accompanying notes are an integral part of the financial statements.

                           ORION REFINING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

1. GENERAL

BUSINESS
Orion Refining Corporation ("Orion" or the "Company") owns and operates a petroleum refinery located along the Mississippi River, approximately 20 miles from New Orleans, Louisiana.

BASIS OF PRESENTATION
These unaudited financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and notes required by United States generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. The balance sheet as of December 31, 2002 has been derived from the audited financial statements as of that date. See Note 3 regarding the Company's bankruptcy filing on May 13, 2003. Since the Chapter 11 bankruptcy filing, the Company has applied the provisions in Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." SOP 90-7 does not change the application of generally accepted accounting principles in the preparation of financial statements. However, it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

For further information, refer to the Company's financial statements and notes thereto for the year ended December 31, 2002. Unless otherwise noted, all capitalized terms used herein, but not otherwise defined, are defined in the Company's 2002 financial statements.

COKER FIRE
On January 29, 2003, a fire broke out in the refinery's coker unit, resulting in suspended operations in the entire West Plant. The majority of the West Plant operations resumed late in the first quarter of 2003, and the coker unit resumed operations in the second quarter of 2003. Orion maintains insurance coverage for such incidents, with a $5 million deductible in place for its property damage policy and a minimum requirement of sixty days of suspended operations for its business interruption insurance policy.

2. ACCOUNTING PRONOUNCEMENTS

FASB STATEMENT NO. 143
In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 143, "Accounting for Asset Retirement Obligations." This statement established financial accounting and reporting standards for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The provisions of this statement apply to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees.

Effective January 1, 2003, Orion adopted Statement No. 143 and determined that an asset retirement obligation exists related to certain of its refinery assets. However, the fair value of the

                           ORION REFINING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

asset retirement obligation associated with these refinery assets cannot be reasonably estimated since the settlement dates are indeterminate; therefore, no obligation was recorded for these refinery assets.

FASB INTERPRETATION NO. 45
In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. These disclosure requirements were effective for financial statements of interim and annual periods ending after December 15, 2002. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Since Orion has not entered into or modified any guarantees that are subject to FIN 45 since December 31, 2002, there was no impact on Orion's financial position or results of operations as a result of adopting FIN 45.

FASB INTERPRETATION NO. 46
In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which requires an enterprise to consolidate a variable interest entity ("VIE") if the enterprise is the primary beneficiary of the VIE. FIN 46 applies immediately to VIEs created after January 31, 2003, and to VIEs in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to VIEs in which an enterprise holds a variable interest created before February 1, 2003. FIN 46 may be applied prospectively with a cumulative effect adjustment as of the date on which it is first adopted or by restating previously issued financial statements for one or more years with a cumulative effect adjustment as of the beginning of the first year restated. Orion management believes that there is no impact to Orion's financial position or results of operations as a result of adopting FIN 46 on July 1, 2003.


FASB STATEMENT NO. 149
In April 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of Statement No. 149:

o clarify the circumstances under which a contract with an initial net investment meets the characteristic of a derivative,
o  clarify when a derivative contains a financing component,
o amend the definition of an underlying (for example, a specified interest rate, security price, commodity price, foreign exchange rate, etc.) to conform it to language used in FIN 45 and
o  amend certain other existing pronouncements.

Statement No. 149 is effective for contracts entered into or modified after June 30, 2003. Due to the Company's bankruptcy filing in May 2003 as discussed in
Note 3, the Company will not be affected by this statement as no new contracts are expected to be entered into or modified after June 30, 2003.

                           ORION REFINING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

3. LIQUIDITY

On May 13, 2003, Orion filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Certain claims against the Company in existence prior to the filing are stayed while the Company continues business operations as debtor-in-possession. These claims are reflected in the June 30, 2003, balance sheet as "liabilities subject to compromise" and consist of the following (in thousands):

                  Accounts payable                    $   74,993
                  Debt                                 1,168,788
                  Other                                    3,603
                                                      ----------
                                                      $1,247,384
                                                      ==========

For the three and six months ended June 30, 2003, the Company incurred approximately $3.3 million in reorganization expenses related primarily to professional fees for services rendered related to the bankruptcy proceeding. In connection with the bankruptcy filing, a portion of the Company's cash was placed into escrow for the benefit of certain vendors that were deemed by the bankruptcy court to be critical to maintain the refinery's operations. At June 30, 2003, approximately $4.6 million in escrowed cash is reflected as restricted cash on the accompanying balance sheet.

Also on May 13, 2003, Orion entered into an agreement to sell the refinery and the refinery's hydrocarbon and warehouse inventories to Valero Energy Corporation. Orion petitioned the court for an expedited sales process and approval of the sale was granted June 26, 2003. The transaction, which has already received Federal Trade Commission approval, closed July 1, 2003. See
Note 9.

4. INVENTORIES

         The major components of inventories are as follows (in thousands):

                                                    JUNE 30,     DECEMBER 31,
                                                      2003          2002
                                                    --------     ------------
         Refinery feedstocks and intermediate
             and refined products ...........       $138,643       $152,161
         Other ..............................          5,994          6,168
                                                    --------       --------
                                                    $144,637       $158,329
                                                    ========       ========

The excess of current cost over LIFO cost was $6.3 million at June 30, 2003 and $28.5 million at December 31, 2002.

On August 1, 1999, Orion entered into a one-year financing agreement (the "Agreement") for the purchase of crude oil and sale of products with a third party. Subsequent to August 1, 2000, the Agreement operated on a month-to-month basis with written notification required ninety days prior to termination. On December 15, 2001, the Company entered into a one-year financing agreement (the "Second Agreement") with the same third party. Under the terms of the Agreement and Second Agreement, Orion agrees to purchase all of its crude oil requirements from the third party, sell to the third party products processed at the refinery and provide assistance in the resale of such products. However, Orion is permitted to purchase crude oil directly from another supplier for immediate resale to the third party at the point of purchase if the third party agrees, in its sole discretion, to the related terms and conditions. In consideration for the above services, Orion pays the third party a

                           ORION REFINING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

monthly marketing fee and a credit fee for each barrel processed. In addition, the third party shares in the profits of the products sold if gross margin, representing product sales less product costs, exceeds $3 per barrel. At June 30, 2003 and December 31, 2002, there was approximately $138.6 million and $152.2 million, respectively, included in inventory subject to these arrangements.


In accordance with the terms of the financing agreements discussed above, Orion entered into crude oil purchase agreements with PMI Comercio International ("PMI"), a subsidiary of the Mexican state-owned Petroleos Mexicanos, and PDVSA Petroleo y Gas, S.A. ("PDVSA"), a subsidiary of the state-owned oil company of Venezuela. These agreements are in effect through September 2003 and November 2003, respectively. These agreements require Orion to purchase approximately 100,000 barrels per day at index prices. The agreement with PMI specifies liquidated damages of $.15 per barrel under certain circumstances if Orion fails to purchase the required quantities of crude oil. No liquidated damages were incurred under these agreements for the three months or six months ended
June 30, 2003.

5. LONG-TERM DEBT AND SHORT-TERM BORROWINGS

On February 28, 2003, the Company entered into an additional $20 million credit facility with existing noteholders. These Series 2003A Notes bear interest at a rate of 12.5% per annum, payable quarterly beginning May 15, 2003 in cash or additional Series 2003A Notes. The maturity date of the Series 2003A Notes is May 15, 2004. The Company drew down the entire $20 million available under this facility.

On March 25, 2003, the Company entered into an additional $20 million credit facility with existing noteholders. These Series 2003B Notes bear interest initially at a rate of 12.5% per annum, increasing each month at a rate of 1% per annum until it reaches the rate of 18.5% per annum, payable quarterly beginning May 15, 2003 in cash or additional Series 2003B Notes. The Company drew down $15 million under this facility during the first quarter ended March 31, 2003. During the quarter ended June 30, 2003, the Series 2003B Notes were amended to provide for a total of $45.5 million under this credit facility, and the Company drew down the remaining $30.5 million that was available under this facility. The maturity date of the Series 2003B Notes is May 15, 2004.

On May 13, 2003, the Company obtained $44.9 million in debtor-in-possession financing in connection with its bankruptcy filing (see Note 3). This note bears interest at the Eurodollar rate plus 6%, and it was scheduled to mature in November 2003, but it was paid in full on July 1, 2003.

                           ORION REFINING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

6. STOCKHOLDERS' EQUITY (DEFICIT)

During the six months ended June 30, 2002, the Company agreed to issue warrants in connection with executive compensation plans to purchase 1,714 shares of its common stock. The warrants vest over a three-year period and are exercisable at prices from $.0001 per share to $.25 per share. No executive employee warrants were exercised or forfeited during the first six months of 2002. Also during the six months ended June 30, 2002, certain guarantee warrant holders exercised their warrants to obtain 4,514,038 shares of common stock. There were no warrants issued by the Company during the six months ended June 30, 2003, nor were any outstanding warrants exercised.

7. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company maintains a commodity-price risk-management strategy that uses derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity-price volatility. Price fluctuations in crude oil market values cause the Company to be exposed to price risks. The Company uses swaps, options and commodity crack spreads to manage these risks.

By using derivative financial instruments to manage exposures to changes in commodity prices, the Company exposes itself to additional credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company which creates the repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and therefore, it does not possess repayment risk. The Company minimizes the credit (or repayment) risk in derivative instruments by only entering into transactions with one third party who has a high credit rating and who also finances the Company's product inventory purchases as discussed in Note 4.

Market risk is the adverse effect on the value of a financial instrument that results from a change in commodity prices. The market risk associated with commodity-price contracts is managed by the establishment and monitoring of parameters that limit the types or degree of market risk that may be undertaken.

The Company recognized the following gains (losses) relating to unrealized product derivatives and crude derivatives in operating revenues and cost of products sold, respectively, as follows (in millions):

                           ORION REFINING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                                  THREE MONTHS          SIX MONTHS
                                  ENDED JUNE 30        ENDED JUNE 30
                                 ---------------     -----------------
                  DERIVATIVES     2003      2002      2003       2002
                  -----------    ------     ----     ------     ------
                  Product        $ (8.5)    $ .7     $ (8.3)    $  (.3)
                  Crude           (16.5)      .1      (14.1)      (2.6)

The notional quantities outstanding relating to the derivatives are as follows at June 30, 2003 and December 31, 2002 (in thousands of barrels):

                                   JUNE 30,       DECEMBER 31,
                  DERIVATIVES        2003             2002
                  -----------      --------       ------------
                  Product            4,136           6,440
                  Crude              2,090           2,369

8. COMMITMENTS AND CONTINGENCIES

GENERAL

The Company is a named defendant in ordinary course, routine litigation incidental to its business. Although the outcome of such lawsuits cannot be predicted with certainty, the Company does not expect such matters to have a material adverse effect on its financial position, results of operations, or cash flows.

ENVIRONMENTAL MATTERS

Compliance Matters. Operations of refineries are subject to federal, state and local laws, regulations and ordinances ("Pollution Control Laws"), which regulate activities such as discharges to air and water and the handling and disposal of solid and hazardous wastes. Such laws may require substantial capital expenditures to ensure compliance and impose material civil and criminal penalties and other sanctions for failure to comply. In general, during the process of construction and start-up of the refinery, Orion has sought to comply with Pollution Control Laws, including cooperating, as appropriate, with regulatory authorities in an effort to ensure compliance and mitigate the risk of enforcement action. There can be no assurance that Pollution Control Laws which may be enacted in the future, as well as enforcement of existing Pollution Control Laws, would not require Orion to make material additional capital expenditures in order to comply with such laws and regulations or result in liabilities that could have a material adverse effect on Orion's future financial position, results of operations or cash flows.

Requirements Under the Federal Clean Air Act. The Federal Clean Air Act requires certain owners or operators of facilities with air emissions to obtain permits before beginning construction or modification of their facilities. Under Title V of the Clean Air Act, states are required to implement

                           ORION REFINING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

an operating permit program that codifies all federally enforceable limitations that are applicable to a particular source. The U.S. Environmental Protection Agency (the "EPA") has approved Louisiana's operating permit program. Orion received its Title V permit in January 2002.

The EPA has recently proposed new, lower sulfur limits for motor fuels that the Company is not presently configured to meet. Some of the improvements that would be implemented to comply with the baseline requirements (or exemption conditions) would assist Orion in complying with the new, proposed sulfur restrictions, but significant additional desulfurization equipment would be needed to comply with the limits as proposed. The timing and final form of these requirements is not presently known, but they could require material additional investments as soon as 2004.

Requirements Under the Federal Clean Water Act. The Federal Clean Water Act regulates the discharge of industrial wastewater and stormwater into waters of the United States through the use of discharge permits. Orion's predecessor's pollution discharge permit expired in 1992; Orion's predecessor submitted a permit renewal application to the LDEQ, which administers the Clean Water Act program in Louisiana, 180 days prior to the expiration date. This allowed it to continue to operate under the old permit beyond its original expiration date. Orion has identified engineering, design and process changes to its wastewater discharge and treatment system and has submitted amendments to its permit application to reflect these changes. The LDEQ may include more stringent discharge limitations in the new permit or request certain changes in processes at the Company that may require additional expenditures that could have a material adverse effect on Orion's financial position, results of operations or cash flows.

Cleanup Matters. The Company is subject to federal, state and local laws, regulations and ordinances that impose liability for the costs of cleanup related to, and certain damages resulting from, past spills, disposals or other releases of hazardous substances and govern the use, storage, handling and disposal of such substances. The Company's operations generate, and in the past have generated, hazardous substances. Over the past several years, Orion's predecessor has been, and to a limited extent Orion continues to be, engaged in environmental cleanup or remedial work relating to or arising out of operations or activities at the refinery. In addition, Orion has been engaged in upgrading its solid waste facilities, including the closure of several old waste management sites. Orion's predecessor, under a voluntary initiative approved by the LDEQ, submitted a work plan to the LDEQ to determine which areas at the refinery may require further investigation and remediation. Based on the work plan, Orion has conducted additional investigations and has submitted a final investigation work plan which has received agency approval. A remedial action plan will be submitted to the LDEQ describing any proposed remedial activities. Based on currently available information, Orion believes that those activities will not have a material adverse effect on Orion's

                           ORION REFINING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

financial position, results of operations or cash flows. However, because the remedial action plan has not yet been approved, there can be no assurance that further required investigation or remediation will not have such an effect.

Orion's predecessor was identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), for the cleanup of contamination from hazardous substances at three off-site locations to which it has been alleged that the Company sent hazardous substances in the past. Courts have interpreted CERCLA to impose strict, joint and several liability upon all responsible parties. As a practical matter, however, the costs of cleanup typically are allocated among the parties according to a volumetric or other standard. Based on the available information, it appears that the Company's liability at the identified Superfund sites will not be material. A number of states have laws similar to Superfund, pursuant to which cleanup obligations, or the costs thereof, also may be imposed. At one Superfund site, Orion has submitted information to the EPA indicating that it should have no liability for this matter. With respect to the remaining two sites, Orion's liability for each such matter has not been determined. Orion anticipates that it may incur costs related to the cleanup at each such site; however, Orion believes that its ultimate environmental liabilities will not be significant. This determination is based in part on review of the data available to Orion regarding the basis of Orion's alleged liability at each site. Depending on the circumstances of the particular Superfund site, other factors may be analyzed, including for example, the relationship of the Company to each such site, the volume of wastes the Company is alleged to have contributed to each site in comparison to other responsible parties (without giving effect to the ability of any other responsible parties to contribute to or pay for any liabilities incurred) and the range of likely cleanup costs at each such site. However, it is not possible at this time to determine the ultimate environmental liabilities, if any, that may arise from the matters discussed above.

In September 1997, Orion's predecessor purchased a tank storage facility adjacent to the refinery. Environmental investigations conducted by the previous owner of the facilities indicated soil and groundwater contamination in several areas on the property. As a result, the former owner submitted to the LDEQ plans for the remediation of significant contamination in such areas. Orion has analyzed these investigations and has incorporated these areas into its ongoing work at the refinery. Orion's predecessor agreed to indemnify the seller for all cleanup costs and certain other damages resulting from contamination of the property and created a $5 million escrow account to fund required remediation costs and indemnification claims by the seller. At June 30, 2003, the escrow account contained $4.3 million and the related liability was $1.6 million. Based on the Company's investigations to date, Orion believes that the amount in escrow should be sufficient to fund the remediation costs associated with identified contamination. However, because the LDEQ has not yet approved certain of the remediation plans or issued closure letters for completed remediation efforts, there can be no assurance that such matters will not have a material adverse effect on Orion's financial position, results of operations or cash flows.

                           ORION REFINING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

In February 2001, the LDEQ conducted an investigation of Orion's facilities. The LDEQ also conducted a follow-up investigation in February 2002. In April 2002, the Company was served with a Consolidated Compliance Order and Notice of Potential Penalty by the LDEQ. The Compliance Order alleges violations of rules and regulations regarding hazardous waste, the Company's air permits and LDEQ/EPA air quality regulations, and the Company's water discharge permit. The LDEQ issued a further Compliance Order and Notice of Potential Penalty covering the 2002 audit dated August 29, 2002. These matters are addressed in and will be resolved by the comprehensive Settlement Agreement discussed below.

Orion has received two requests for information from the EPA in the form of Clean Air Act Section 114 Information Requests. Orion has complied with those information requests, and the EPA issued findings based on Orion's response to their requests. The comprehensive Settlement Agreement discussed below will also address these issues.

Further, the EPA issued a Notice and Finding of Violation to Orion in July 2002, alleging possible violations under the Federal Clean Air Act. The EPA has indicated to Orion that it does not intend to take any action against Orion regarding the NOV assuming the Settlement Agreement is implemented.

During September 2002, Orion entered into a comprehensive Settlement Agreement with the LDEQ. The Settlement Agreement encompassed a variety of issues as described above, including the LDEQ enforcement orders and EPA findings. The Settlement Agreement calls for Orion to make a monetary payment of $1 million, perform beneficial environmental projects of $2 million and further commits Orion to install new pollution control technology and make other improvements to the facility through 2008. The Settlement Agreement is subject to concurrence by the Louisiana Attorney General before it is deemed final. Orion has included the $1 million penalty in general and administrative expenses for the year ended December 31, 2002.

In March 2002, the Concerned Citizens of New Sarpy, a group of households with residences on Orion's fence line, filed a class-action lawsuit against Orion alleging violations of the Clean Air Act. Orion offered to settle the lawsuit on July 18, 2002 by giving the 180 households of the Concerned Citizens of New Sarpy a choice between $25,000 in home improvement loans forgivable over five years or $15,000 per household spread over five years. The majority of the citizens have accepted Orion's offer, and the Company is currently negotiating the details of the settlement. Orion has recorded an accrual of $3.2 million at June 30, 2003 for the anticipated settlement costs, of which $2.0 million is recorded as long-term.

Other. In June 2001, lightning caused by Tropical Storm Allison struck a product storage tank owned by Orion, igniting the contents. The Company incurred approximately $4.1 million to extinguish the fire and $3.3 million related to the loss of a portion of the product stored in the tank.

                           ORION REFINING CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

The Company is currently seeking reimbursement from its insurance carriers for property damage and loss, subject to insurance policy deductibles. The Company included $4.3 million of these costs in cost of sales for the year ended December 31, 2001, representing the $1 million insurance deductible and the $3.3 million product loss. During 2002, the Company received $2.7 million as reimbursement for the loss of product from the third party that finances the Company's purchase of crude. This reimbursement is recorded as deferred revenue at June 30, 2003 and December 31, 2002, as the third party's insurance carrier has filed suit against Orion to pursue their right of subrogation to recover the product loss reimbursement they made to the third party.

On April 28, 2003, the Company received a letter of termination of the Reformer platformer process license from the third party issuing the license due to nonpayment of royalties. On the same day, a temporary restraining order was granted ordering the Company to cease using the third party's Reformer platformer process and any equipment or facilities utilizing the Reformer platformer process. The Company subsequently entered into a forbearance agreement with the third party, whereby the third party agreed to forbear any enforcement action against the Company for the Company's ongoing use of the Reformer platformer process license in violation of the temporary restraining order until the hearing on the preliminary injunction is concluded. The hearing on the preliminary injunction originally scheduled for May 15, 2003, was stayed as a result of the sale of assets to Valero Energy Corporation as discussed below.

9. SUBSEQUENT EVENT

As discussed in Note 3, effective July 1, 2003, Valero Energy Corporation acquired Orion's refinery and the refinery's hydrocarbon and warehouse inventories, and it assumed certain environmental and regulatory liabilities, including certain remediation obligations, site restoration costs and certain liabilities relating to soil and groundwater contamination. The purchase price for the refinery was $400 million, plus approximately $149 million for the refinery's hydrocarbon inventories based on market-related prices at the time of closing and $5.7 million for warehouse inventories. Consideration for the purchase consisted of cash of approximately $305 million and $250 million face value of mandatory convertible preferred stock (10 million shares with a stated value of $25.00 per share), $21.1 million of which is being held in escrow pending the satisfaction of possible claims under the purchase agreement. The convertible preferred stock will automatically convert to Valero common stock in three years, based on a conversion rate calculated by dividing the stated value of $25 per share by the average price of Valero's common stock for a 20 trading day period immediately prior to the conversion date. However, the conversion rate can be no lower than .4955 or higher than .6690 shares of common stock for each share of convertible preferred stock. The holders of the preferred stock can convert their shares at any time prior to the automatic conversion date (July 1, 2006), but the conversion rate for such early conversion is set at .4955. The purchase agreement for the refinery also provides for potential earn-out payments if agreed-upon refining margins reach a specified level during any of the seven years following the closing. The earn-out payments are subject to an annual maximum limit of $50 million and an aggregate limit of $175 million.